CERTIFICATE OF AMENDMENT
                                       to
                              CERTIFICATE OF TRUST
                                       of
                             PIONEER SMALL CAP FUND


         THIS Certificate of Amendment, dated October 4, 1995, to the Certificate of Trust dated August 8, 1995, of Pioneer Small Cap Fund (the "Trust") is being duly executed and filed by John F. Cogan, Jr., as Trustee, to amend the Certificate of Trust filed by the Trust on August 8, 1995 with the office of the Secretary of State of the State of Delaware.

         1. Amendment. Effective as of the date and time of filing of this Certificate of Amendment, the name of the Trust is changed from "Pioneer Small Cap Fund" to "Pioneer Small Company Fund."

         IN WITNESS WHEREOF, the undersigned being a Trustee of the Trust has executed this Certificate of Amendment as of the date first above-written.


                                         /s/John F. Cogan, Jr.
                                            John F. Cogan, Jr.
                                            As Trustee and not individually